EMPLOYMENT AGREEMENT

         This Employment Agreement between Mid Atlantic Medical Services, Inc. (Company), a corporation organized and existing under the laws of the State of Delaware and having its principal office and place of business in the City of Rockville, Maryland, as the employer, and George T. Jochum (Executive), as the employee.

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive as its chairman, president, and chief executive officer and whereas the Executive desires to be employed in such capacity.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive agree as follows:

         1.       Term of Employment

                  The Company shall employ the Executive to perform the services described below, for the period beginning January 1, 1999 and ending December 31, 2001. At the conclusion of the term of this Agreement, the Executive will be paid any accrued bonus.

         2.       Duties

                  The Executive will serve as chairman, president, and chief executive officer of the Company (subject to the provisions of the Company by-laws). Executive also agrees to serve, for any period for which he is elected, as director, or an officer of the Company, any affiliated or subsidiary companies and Executive shall not be entitled to any additional compensation for such service. All services shall be performed in consultation with and under the supervision of the Board of Directors of the Company. Executive shall (a) keep the Board of Directors of the Company fully informed of the Company operations, and (b) promptly submit to such Board of Directors any reasonable written reports it may require. Executive shall have those duties and responsibilities customarily associated with the positions of chairman, president, and chief executive officer of comparable companies, and such other responsibilities as may be assigned to Executive by the Board of Directors from time to time. Executive shall resign from all offices and directorship of the Company and of its subsidiaries upon the termination of this contract.

         3.       Compensation

         3.1 Base Salary. As compensation in full for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual base salary of $1,350,000.00 in approximately equal installments on the regular pay dates of the Company. The base salary will not be adjusted during the term of the Agreement.

         3.2 Incentive Compensation. In addition to the base salary described in subsection 3.1,Executive shall be entitled to participate in the Company Management Bonus Program as in effect from time to time, and any subsequent incentive program adopted by the Company Board for the Company Senior Staff. The extent of Executive participation in the Management Bonus Program shall be calculated in a similar manner to the bonus paid to other senior staff, but that the minimum bonus amount will equal 25 percent of that year's base salary and the maximum amount will equal 50 percent of base salary.

         3.3 Participation in Benefit Plans. During the term of this Agreement, Executive shall be entitled to receive such fringe benefits as shall be made generally available to employees of the Company or to executive officers of the Company.

         3.4 Tax Indemnity Payments. Any Income Tax Indemnity Payment required to be paid pursuant to this Agreement shall be determined by assuming that the tax due upon any amount is computed by applying to such
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amount the highest marginal  federal,  state, and local income tax rates then in effect for an individual with the Executive filing status, as if such amount were Executive=s only item of taxable income and Executive was entitled to claim no credits with respect thereto, but such Tax Indemnity Payment shall be the net of the maximum reduction in federal income taxes that could be obtained by Executive from reduction of the state and local income taxes applicable with respect to such amount. Upon request, the Executive shall provide to the Company one copy of all individual federal, state, and local income tax returns filed for the year preceding that for which the Income Tax Indemnity Payment is due. Any Income Tax Indemnity Payment made pursuant to subsection 3.8 hereof shall be paid on or before the April 15 following the year to which such Payment related.

         3.5 Life Insurance. In addition to any life insurance which may be included as a fringe benefit made generally available to employees of the Company, the Company agrees to obtain, pay all premiums for, and maintain during the term of this Agreement, a whole life insurance policy on the life of and payable to a beneficiary named by the Executive in the amount of $200,000.00, provided, however, that the Company shall have no obligation to provide such insurance if the Executive is not insurable at ordinary market rates and without material cost or other adjustments.

         3.6      Stock Options.

         Should the Executive continue to perform at current levels, and should the Company and its subsidiaries continue to develop their financial strength, it would be the present intention of the Company to grant, through action by the Company=s Stock Option Committee, with an exercise price equal to the fair market value on the date of grant, to the Executive options to acquire 200,000 shares of Company stock as a one time signing bonus. It is anticipated that 50,000 options would be granted from the 1995 Non-Qualified Stock Option Plan, upon Board approval, which is anticipated to occur at the November 1997 Meeting, and that 150,000 shares would be granted from the 1998 Non-Qualified Stock Option Plan in April 1998. Notwithstanding the above, it is anticipated that the Stock Option Committee would grant an additional 200,000 shares in April 1998 as the Executive annual stock option grant.

         Assuming continued performance, Executive will be granted an additional 200,000 shares with an exercise price equal to the fair market value on the date of grant each April that contract continues prior to its termination or expiration. Such grants will start in April, 1999.

         All option grants issued pursuant to this Agreement will vest on grant. In all other respects option grants will be similar to those available to other employees of the Company.

         3.7 Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable items of travel and related lodging, entertainment, business promotion, community activities, and miscellaneous expenses incurred that are related to the Company or any subsidiary company business and executive employment by the Company or any subsidiary company, with reimbursement to be made to the Executive upon submission to the Company of a signed statement itemizing the expenses so incurred in accordance with policies adopted by the Company for reimbursement of their executives.

         3.8 Business Automobile. The Company shall provide through purchase or lease for Executive use an automobile appropriate for Executive position in the Company. Upon the presentation of receipts or other documentation, the Company shall on a regular basis reimburse the Executive for normal up-keep, insurance, fuel, and related expenses associated with the use of such automobile for the business purposes of the Company or any subsidiary company. To the extent that the Company expenditures for such automobile are determined by the Company to result in taxable income to Executive, the Company will also pay to Executive, as an Income Tax Indemnity Payment, to be computed and paid as described in subsection 3.4 hereof, an amount of cash equal to the sum of all federal, state, and local income taxes upon (a) such taxable income, and (b) such Income Tax Indemnity Payment. The Executive may elect to receive a new automobile on an annual basis.




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         3.9  Retirement.  The  Executive  shall  be  entitled  to  supplemental retirement benefit which will provide an annual benefit of $450,000.00 per year for 15 years. However, the Company shall not be obligated to pay any supplemental retirement benefit under this subsection 3.9 if the Executive is terminated for cause by the Company.

                  Payment, if any, of the supplemental retirement benefit will be made in the form of an annuity for a fixed term of years payable to the Executive, or his estate, heirs, or assignees as determined by the Executive. Should Executive die prior to retirement, but during the term of this Agreement, payments will be made as designated by the Executive, or in the absence of any such designation, to the Executive=s estate. The parties may enter in to a separate agreement to make more particular the terms and conditions of this supplemental retirement benefit including but not limited to the use of a Rabbi Trust. If a Rabbi Trust is to be used, the Executive must elect its use no later than January 1, 1999.

         3.10 Health Insurance. Either the Executive or the spouse of the Executive at the time of retirement or death of the Executive will be eligible for health coverage from the company or its successor during the term of their respective lives. Such health coverage to be paid for by Executive or the spouse of the Executive.

         3.11 Split Dollar. Executive, at Executive=s option, has a one time election to reduce the supplemental retirement payment provided under Section
3.9. Such election must be made by January 1, 1999. If Executive makes such an election prior to January 1, 1999, Company shall fund an amount equal to the actual equivalent of the retirement benefit in the form of premium advances on a split dollar life policy on the life of the Executive, or on the joint lives of the Executive and his spouse. Under the terms of the split dollar coverage, Company will be repaid, either by loan on the policy or from policy proceeds, for all premiums advanced by the Company.

         4.       Acceptance.

                  The Executive accepts the aforementioned employment at the compensation and upon the terms specified herein. During the term of this Agreement, the Executive agrees to serve the Company and its subsidiaries faithfully and to the best of his ability and to devote his full time, attention, and efforts to the business of the Company and its subsidiaries and shall not during the term of this Agreement engage in any other business activity that would interfere with his employment or be in any manner competitive with the Company or any of its subsidiaries.

                  Contract will not be effective until approved by Board of Directors which is expected to occur in November 1997. Notwithstanding the above, the parties acknowledge that the contract will be submitted to shareholders vote at the April 1998 Shareholders Meeting. Such approval is expected to occur at the 1998 Annual Shareholders meeting. In the event that the shareholders do not approve the contract, the parties agree to renegotiate this Agreement with the intention of reaching and receiving shareholder approval..

         5.       Vacation and Sick Leave.

                  The Executive shall be entitled to four weeks paid annual vacation and paid sick leave in accordance with the policies of the Company. Vacation days shall be taken at such time or times as the Company and Executive may agree.

                  The Company shall provide paid sick leave in accordance with existing benefit policies; however, in the event of the Executive physical, mental, or emotional disability or incapacity, the Company shall provide to the Executive any financial remuneration difference between that amount allowed under existing benefit policy and the base salary in effect at the time of Executive disability or incapacity for a period of up to 90 days. Thereafter, for an additional period of up to 90 days, the Company shall provide to the Executive any financial remuneration difference between that amount allowed under then existing benefit policy and 60 percent of the Executive base salary in effect at the time of such disability. However, such salary benefits shall be cumulative and may be used only for a maximum of 180 days as herein provided. Thereafter, the Executive shall be entitled to receive such


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benefits as shall be made generally  available to any employee of the Company or executive employee of Company.

         6.       Death or Incapacity.

                  In the event of the death of the Executive during the term hereof, this Agreement shall terminate and the Company shall not be subject to any further obligation to such deceased Executive hereunder, or his estate except for any accrued unpaid salary, reimbursements, and other compensation, including without limitation any vested benefits under the Company employee benefit programs and any incentive payment which may be due pursuant to subsections 3.2 and 3.9 hereof.

                  If, on account of physical, mental, or emotional disability or incapacity, the Executive shall fail or be unable to substantially perform the duties contemplated by this Agreement for a total of 90 days or more within any 12 consecutive calendar months, the Company may, upon 30 days written notice to the Executive, reassign the Executive in accordance with Section 10.

         7.       Covenant Not to Compete.

                  In carrying out his duties under this Agreement, the Executive may have access to confidential information and trade secrets related to business activities of the Company and its subsidiaries including, without limitation, financial projections and models, cost and sales data, marketing plans and programs, and methods of operation. In order to protect the confidentiality of information acquired by the Executive heretofore or in the future in the course of his employment, the Executive hereby agrees that, during the term of this Agreement and for a period of one year after any termination hereof, he will not, in any area of service by the Company or in any area in which the Executive knows the Company, or any direct or indirect subsidiary or affiliate (including but not limited to the Company, or any subsidiary or affiliate thereof) intends to extend its service, unless acting as an officer or employee of the Company, or with the prior written consent of the Board of Directors or the Company, directly or indirectly manage, operate, control, or own a 5 percent or more interest in or serve as an officer, director, employee, or partner of, any managed health care business entity that directly or indirectly competes with the Company as it then conducts its business. The term Amanaged health care business entity@ refers to any business entity which, directly or indirectly, provides or arranges for the provision of comprehensive medical care, including physician and hospital care, to participants or enrollees for a fixed, prepaid premium or fee which is not adjusted in accordance with the amount of care actually provided. This covenant by Executive shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Executive against the Company or any of its subsidiaries whether or not predicated on this Agreement, shall not constitute a defense to the enforceability by the Company or any of its subsidiaries of this Section 7. Any violation of this Section would constitute a basis for termination with cause by the Company.

                  In  consideration  of  the  Executive=s  covenant  under  this
Section 7.1 not to compete for a period of one year after termination of this Agreement, as set forth above, the Company shall retain the Executive as a Consultant for a period beginning at the conclusion of the term of this Agreement and not to exceed one year. The Executive shall be paid an amount equal to the Executive pre-termination base salary in consideration of this covenant. The Company shall enforce this Section 7.1 through all available legal means.

         8.       Termination.

                  Either of the employers or the Executive may terminate this Agreement in the event of a material breach thereof by the Executive or either of the employers, respectively, and the Executive may also be terminated for cause by either employer; provided, however, that termination of this Agreement by the Company for either material breach or cause shall not affect any obligation arising under this Agreement. Termination by any party shall be by notice in writing specifying such material breach or cause and shall be effective on the date of such notice, without prejudice to the rights of the party to whom such notice is given to contest such termination by appropriate judicial means.

                  For purposes of termination of this Agreement by the Company, the following events shall be considered cause under the preceding subsection
8.1 for which Executive may be terminated:

         (a) failure or refusal by Executive to perform his duties in accordance with this Agreement, including without limitation the duty to keep the Board of Directors of the Company adequately informed and to submit to it such written reports as it may reasonably require;
         (b) any material act of self-dealing between the Executive and the Company=s business that is not disclosed in full to, and approved by, the Board of Directors of the Company;
         (c) misrepresentation of the performance and affairs of the Company and other matters affecting the Company;
         (d) deliberate falsification by the Executive of any records or reports; (e) fraud on the part of the Executive;
         (f) theft, embezzlement, or misappropriation by the Executive of any funds of the Company, or conviction of the Executive for any felony;
         (g) execution by the Executive or any document transferring or creating any material lien or encumbrance on any property of the Company without authorization of its Board of Directors.
         (h) such other act as should cause material harm to the business or property of the Company unless action was taken in good faith such as with a reasonable belief that such act was in the best interest of the Company.

All references to the Company in this Section 8 shall be deemed to include any parent, subsidiaries, and affiliates of the Company.

                  At the meeting of the Board of Directors of the Company, occurring during the fourth quarter of each year at what has been referred to as the Planning Session the Board shall, in the absence of the Executive, discuss the Executive performance, and take an affirmative vote to retain the Executive. Should the Executive fail to receive the affirmative vote of more than half of the Directors present and voting, the Executive duties under this Agreement shall terminate, and the Executive shall be entitled to compensation in an amount equal to that determined under Section 10 of this Agreement, however the Executive stock option vesting will not accelerate as described in Section 10.3 in such a situation.

                  Executive should have the right to terminate the contract by providing to the Board of Directors notice of such termination 6 months in advance of such termination or such other period of time as may be agreed to by the parties. Termination pursuant to this Section 8.4 is not considered a change in contract and no payments will be made under Section 10 after such notice is provided by Executive.

         9.       Reassignment.

                   The Company may with cause reassign the Executive from the position of chairman, president, and chief executive officer to another position in the Company. Upon reassignment, Executive shall be entitled to continue to receive his salary and any current bonus accrued, but no incentive compensation unless such position to which Executive is assigned is otherwise covered by the Company Management Bonus Program or any subsequent incentive program adopted by the Company. Should such reassignment be unacceptable to the Executive, Executive may elect to treat such reassignment as a change in control under the provision of Section 10.

         10.      Change in Control.

                  For purposes of this Agreement, a Achange in control@ shall be deemed to have occurred if, at any time (a) substantially all the assets of the Company have been sold or transferred by sale, merger, or otherwise, or if any person (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combines voting power of the then issued and outstanding securities of the Company; and (b) the Executive is reassigned pursuant to subsection 9.1 within six months of such sale, merger, or other event; provided, however, that no Achange in control


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shall be deemed to have  occurred  unless such  reassignment  is coupled  with a significant diminution of the duties, compensation and/or privileges previously attaching to the Executive position as president, chairman, and chief executive officer of the Company. No change in control shall be deemed to have occurred if
the  reassignment   under  subsection  9.1  is  on  a  temporary  basis  and  is attributable to the Executive illness or other physical, mental, or emotional disability or incapacity.

                  In the event of a change in control  as defined in  subsection
10.1 Executive shall be entitled to a lump sum payment which shall be equal to two times the Executive base salary for the year in which such change in control occurs. Upon payment of the lump sum provided under this subsection 10.2, the obligations of the Company to employ Executive under this Agreement shall cease. However, if the event which triggers the application of this provision occurs in calendar year 2001, the Executive shall receive, under this Section 10.2 no more than the number of months remaining under the terms of the Agreement multiplied by an amount equal to two months base salary. Notwithstanding the above, the Company shall continue to be responsible for the payment of life insurance under
Section 3.5 and payment of the Company retirement obligations under Section 3.9.

                  In the event of a change in control as defined in subsection 10.1, all stock options to which Executive is entitled shall immediately vest and become exercisable. Such acceleration of the vesting of stock options shall be in addition to, and shall have no effect on, any payments pursuant to subsection.

                  The value of all payments, benefits, and other consideration received pursuant to subsections 10.2 and 10.3 and contingent upon a change in control, and any additional payments in the nature of compensation described by
Section 280G(b)(2) of the Internal Revenue Code, shall not exceed an amount which is equal to three times the average taxable compensation from the Company for the base period as that term is defined in Section 280G(d)(2) of the Internal Revenue Code. The parties agree to review the impact of the termination of this Agreement pursuant to Section 10, and to negotiate modifications, if mutually acceptable in situations where the results to the Executive and to the Company are not compatible.

         11.      Notices.

                  All notices pursuant to this Agreement shall be in writing and shall be effective when delivered to the recipient or sent to the recipient by certified mail, return receipt requested, addressed as follows:

         (a)      If to the  Company, to:

                  Mid Atlantic Medical Services, Inc.
                  4 Taft Court
                  Rockville, MD  20850
                  ATTN:  Secretary

         (b)      If to the Executive, address to:

                  Mr. George T. Jochum
                  7810 Warfield Road
                  Gaithersburg, MD  20882

or to such other persons or addresses as may be specified in writing by the appropriate party.

         12.      Interpretation.

                   This Agreement shall be interpreted, performed, and enforced in accordance with the laws (other than those relating to conflicts of law) of the State of Delaware.

                   Should the parties be unable to agree upon the interpretation of the Agreement, the matter will be referred to arbitration, under the rules of the American Arbitration Association.

         13.      Successors and Assigns.

                  This Agreement shall be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns, but this Agreement may not be assigned by any party without the express written consent of the other party hereto, and any assignment without such consent shall be void and of no effect.

         14.      Entire Understanding:  Amendments and Waiver.

                  This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No party shall be bound in any manner related to employment by any warranties, representations, or guarantees, except as specifically set forth in this Agreement.

                  No provision of this Agreement may be amended, waived, discharged, or terminated except by an instrument in writing and executed by each party. Any waiver of enforcement of any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other provisions unless expressly stated in such instrument.

         15.      Impact of Previous Contract.

                  This Agreement shall become operational on January 1, 1999. However, each party waives all rights and responsibilities under this Employment Agreement, and this Employment Agreement will be without force and effect if the Employment Agreement executed by the parties on December 18, 1990 is terminated for any reason prior to December 31, 1998.

                   Salary to be paid to the Executive for the calendar year 1998 will be set at $1,350,000.00.

                   The vote of confidence which would occur in January 1998 under the terms of the 1990 agreement will occur at the November 1997 Board Meeting.

                  Signed and delivered this 21st day of November, 1997, in Rockville, Maryland, by Mid Atlantic Medical Services, Inc., and George T. Jochum.


/s/ George T. Jochum
_______________________________________For:  Mid Atlantic Medical Services, Inc.
George T. Jochum

                                           BY:  /s/  Joseph L. Guarriello
                                          _____________________________________
                                               Joseph L. Guarriello
                                               Executive Vice-President
                                               and General Counsel